*** Certain information has been redacted herein because it is both not material and is the type that the registrant treats as private and confidential.**

BASE CONTRACT FOR
THE SALE OF ENERGY SUPPLY

This document is entered into this 6th day of February, 2018 by and between EnergyMark, LLC, ("Seller"), and Bit.Management, LLC ("Buyer") / NYAM, LLC (Guarantor).

1. **Transaction Confirmation**: Seller agrees to sell and schedule to Buyer, and Buyer agrees to purchase and receive from Seller, the quantity of energy supply, and as applicable, capacity, ancillary services, Unaccounted for Energy (UFE) and/or Distribution losses, and other components (collectively "Energy Supply") price, and delivery point(s) for the term indicated on a Transaction Confirmation to be provided by Seller by email or facsimile. If the terms of the Transaction Confirmation are materially different from the Buyer's understanding, Buyer shall notify Seller in writing within 2 business days of receipt.

2. **Alternate Price**: In lieu of an index-based Contract Price established in a Transaction Confirmation, Buyer shall have the option to request that the Contract Price of all or a portion of the Power delivered under a Transaction Confirmation be in accordance with the following procedure: On or before noon (Central Time) of the third Business Day prior to the first Day of the following Month, Buyer shall have the right to request a forward price(s) for all or any portion of the Power the Buyer will purchase under this Contract during the following Month. For any subsequent Months, Buyer may request a forward price(s) at any time. A Buyer's request shall designate the quantity of Power that Buyer shall purchase at the Forward Price during the designated months ("Locked Quantities").

   a. After a Buyer's request, the parties shall confer by telephone and determine whether a mutually agreeable Forward Price is available, which determination shall be based on prevailing market conditions and Seller's prompt evaluation of Buyer's credit. If the parties agree to a Forward Price, the parties' agreement shall be set forth in a Transaction Confirmation prepared by Seller as set forth in this Contract. The Forward Price agreed upon by the parties shall remain in effect during the term agreed upon, unless the parties agree to use a different pricing option. If the Forward Price applies to less than the entire quantity specified on the original Transaction Confirmation, the remainder of the quantity of Power shall be delivered and Buyer shall pay the Contract Price established in the original Transaction Confirmation.

   b. If the parties are unable to agree on a Forward Price, the Forward Price shall be deemed rejected and the Contract Price as specified in the applicable Transaction Confirmation shall apply. If at any time the parties have mutually agreed upon a fixed adder for any Month(s), but Buyer has not requested a Forward Price prior to the beginning of such Month(s), a default Forward Price shall apply to such Month(s) which shall be the designated index settlement price as outlined in the original Transaction Confirmation, at expiration of the applicable month. If at any time the parties have mutually agreed upon a Forward Price for any Month(s), but the parties have not agreed upon a fixed adder prior to the beginning of such Month(s), the default fixed adder shall be based on the then-current spot market price, as determined by Seller in its reasonable discretion.

   c. Upon the parties' agreement to use a Forward Fixed Price, the Locked Quantities shall not be decreased or increased. Locked Quantities of Power shall be fully delivered during the designated Delivery period at the designated Delivery Point(s) on a Firm basis without interruption. Fixed Price Quantities are not subject to Article 8, Force Majeure provisions. For all transactions hereunder at a particular Delivery Point, Locked Quantities shall be considered the first quantities delivered by Seller to Buyer at the particular Delivery Point. In the event of multiple transactions, the order of delivery for such transactions shall be pursuant to the order in which the parties entered into such transactions.

3. **Creditworthiness.** From time to time, Buyer will provide Seller with reasonable information, including financial statements, as requested by Seller to complete a credit review. Continued supply of Power or related services under this Agreement is contingent upon Seller's determination, in its sole discretion, that Buyer is creditworthy. IF AT ANY TIME AND ON AN ON-GOING BASIS DURING THE TERM OF THIS AGREEMENT SELLER DETERMINES (a) THAT BUYER'S CREDIT IS UNSATISFACTORY, (b) BUYER HAS EXPERIENCED ANY ADVERSE CHANGE IN ITS FINANCIAL CONDITION, (c) BUYER'S FINANCIAL OBLIGATIONS TO SELLER OR SELLER'S EXPOSURE UNDER THIS AGREEMENT INCREASES FOR ANY REASON, OR (d) IF THE BUYER HAS MADE TWO OR MORE LATE PAYMENTS, SELLER WILL HAVE THE RIGHT TO LIQUIDATE ANY FORWARD PRICE POSITIONS OR FINANCIAL POSITIONS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND HOLD THE PROCEEDS THEREOF AS SECURITY FOR BUYER'S OBLIGATIONS TO SELLER AND/OR APPLY SAME AS PROVIDED IN THIS AGREEMENT, AND/OR REQUIRE THAT BUYER POST SECURITY OR MAKE OTHER CREDIT ARRANGEMENTS SATISFACTORY TO SELLER (WHICH MAY INCLUDE WITHOUT LIMITATION, MAKING A CASH DEPOSIT, ISSUING A PARENTAL GUARANTY, POSTING A LETTER OF CREDIT ACCEPTABLE TO SELLER AT A FINANCIALLY SOUND BANK OR OTHER FINANCIAL INSTITUTION, OR PREPAYING SELLER FOR POWER SUPPLIED UNDER THIS AGREEMENT) OR TO INCREASE OR SUPPLEMENT SECURITY OR OTHER CREDIT ARRANGEMENTS PREVIOUSLY PUT IN PLACE, IN ANY SUCH CIRCUMSTANCE TO ENSURE PROMPT PAYMENT BY BUYER OF AMOUNTS OWED OR OTHERWISE PAYABLE UNDER THIS AGREEMENT. CUSTOMER WILL PROVIDE THE REQUESTED SECURITY OR CREDIT ARRANGEMENTS, INCLUDING ANY INCREASE THEREOF, WITHIN TWO (2) BUSINESS DAYS OF SELLER'S REQUEST.

4. **Cover**: In the event of default, or a failure to perform by Buyer, in addition to any other remedies available to us, we may terminate this agreement entirely, or solely with respect to those accounts adversely affected by such default or failure to perform, and switch your accounts back to utility service; and/or require that Buyer compensates Seller for all losses incurred due to this default or failure to perform, including the following: a). Payment of all amounts Buyer owes seller for electricity supplied; b.) payment of an amount from buyer to seller equal to the cost of liquidating the buyers forward position. The cost of this liquidation will be calculated by taking the difference of the contract price, and the current market price (As determined by Seller in its reasonable discretion) multiplied by the remaining contract quantities.

5. **Quality and Measurement**: The Power delivered at the delivery point(s) shall meet the tariff specifications of the receiving party(s). Measurement of the volume of the Power purchased shall be made at the delivery point(s) in accordance with the standards and procedures of transporting party(s). BUYER ACKNOWLEDGES AND AGREES THAT NO WARRANTY, DUTY, OR REMEDY, WHETHER EXPRESSED, IMPLIED, OR STATUTORY, IS GIVEN OR INTENDED TO ARISE OUT OF THIS CONTRACT ON THE PART OF THE SELLER EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, AND SELLER SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF TITLE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

6. **Billings and Payments:** Buyer will pay Seller's invoice, whether based on actual or nominated quantities, within 20 days after date of the Seller's invoice. If such 20th day is not a business day, invoice is due the next following business day. Seller shall notify Buyer of any necessary quantity adjustments on the next invoice after the information becomes available. If Buyer fails to pay any amount due Seller when same is due, interest shall accrue at 1 1/2 % per month, and from the date that such payment is due until the date of payment. Buyer shall also pay all reasonable attorney fees, court costs, or other expenses, which Seller incurs in collecting overdue payments. It shall be an event of default ("Event of Default") under this Agreement if: (a) Buyer fails to post collateral (or fails to provide information about its financial condition) as required under Section 4; (b) Buyer is more than five (5) days past due on an amount owed to Seller under this Agreement; (c) except to the extent excused by Force Majeure, the failure by a Party to perform any material obligation set forth in this Agreement (other than the events that are otherwise specifically covered as a separate Event of Default hereunder) and such failure is not cured within twenty (20) business days after receipt of written notice thereof; or (d) Buyer (i) makes an assignment or any general arrangement for the benefit of creditors; (ii) files a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such petition is not withdrawn or dismissed for 20 business days after such filing; (iii) otherwise becomes bankrupt or insolvent (however evidenced); or (iv) is unable to pay its debts as they fall due. Upon the occurrence of an Event of Default, payment for all energy supply delivered hereunder and related services rendered shall be due and paid immediately, and Seller may, without waiving any rights or remedies it may have, withhold further deliveries until such past due payments and/or security for future payments is received. In addition, provided Buyer fails to cure any Event of Default within three (3) business days of notice thereof, Seller may, in its discretion, terminate this Agreement and any Transaction Confirmation then in effect, and invoice Buyer for Seller's losses, damages and costs of such early termination, including, but not limited to, any revenue loss and Costs. Furthermore, if any payment due to Seller hereunder is not paid when due, Seller shall have the right, in addition to all other rights and remedies, (a) to set-off against any such unpaid balance due Seller any amounts owed by Seller, or by any affiliate of Seller, to Buyer under this Agreement or any separate agreement or transaction, and/or (b) to deduct such unpaid balance from any collateral or performance security posted pursuant to this Agreement.

7. **Taxes:** The price stated herein is inclusive of all taxes levied on the production or transportation of the Power prior to its delivery to Buyer at the delivery point(s), and all such taxes shall be borne and paid exclusively by Seller; provided, however, that if state law requires Buyer to remit such taxes to the collecting authority, Buyer shall do so and deduct the taxes so paid on Seller's behalf from payments otherwise due to Seller hereunder. Buyer shall pay all taxes levied on the Power at and after its delivery to Buyer at the Delivery Point. The price does not include any federal, Indian, state, or local sales, use, or consumption taxes, or similar taxes which may now or hereafter be imposed on the transfer of title or possession of the Power to Buyer or on Buyer's subsequent use or disposition thereof. Buyer shall pay any such taxes directly to the taxing authority unless Seller is required by law to collect and remit such taxes, in which case Buyer shall reimburse Seller for all amounts so paid. If Buyer claims exemption from any such taxes, Buyer shall provide Seller a proper exemption certificate.

8. **Force Majeure:** If either Party is unable to perform its Firm obligations under this Base Contract due to Force Majeure, other than Buyer's obligation to pay for Power delivered hereunder, performance of such obligations shall be suspended until the Force Majeure is corrected. The Party claiming such inability shall give verbal notice (followed by written notice) thereof to the other Party as soon as practicable after the occurrence of the Force Majeure. Force Majeure shall mean acts of God, strikes, lightning, fires, floods, explosions, Storms causing storm related damages, breakage of machinery belonging to or used by the Parties or their suppliers or purchasers, a condition resulting in the curtailment or disruption of firm Energy supply or the Transmission on the electric transmission and/or distribution system; restraint by court order; any action or non-action by; or the inability to obtain necessary authorizations or approvals from any Authorized Entity, and any other causes not within the control of the Party claiming Force Majeure. Any suspension of obligations under this paragraph shall not extend the term of this Agreement. During any curtailment caused by Force Majeure, Seller's available supplies at the affected primary points shall be prorated, based on nominated volumes, among Seller's firm customers receiving power at those points.

9. **Assignment.** Seller may assign, sell, pledge, transfer, or encumber any of its rights and obligations under this Agreement or the accounts, revenues, or proceeds hereof to: (a) a bank, insurer, or other financial institution; or (b) any person or entity (i) succeeding to all or substantially all of Seller's assets or business or the division or region of Seller to which this Agreement relates or (ii) into which Seller is merged or otherwise combined or reorganized; provided (with respect to this clause (b) the succeeding entity agrees to be bound to this Agreement. Customer may assign all (but not less than all) its rights and obligations under this Agreement in their entirety or solely with respect to certain Accounts; *provided* (a) it gives Seller sixty (60) days written notice of its intent to do so; (b) the assignee satisfies in full Seller's credit requirements; (c) the assignee assumes in writing all of Buyer's obligations under this Agreement; and (d) Buyer continues to be liable for performance, including payment for goods and services received, prior to the assignment date.

10. **Audit.** Either Party shall have the right during the term of this Base Contract and for one year thereafter, at its sole expense and during normal working hours after at least 72 hours' notice, to audit copies of the other Party's accounts, records, and other data to the extent reasonably necessary to verify the accuracy of any statements, charges or payments made under the terms of this Base Contract. All invoices and payments not objected to in writing within one year shall be final.

11. **Title and Indemnification:** Title to the energy supply shall pass from Seller to Buyer at the Delivery Point(s). Seller warrants that it shall have the right to sell the energy supply delivered and that such energy supply shall be free from liens and adverse claims of any kind. Seller will save and hold Buyer harmless from all loss; damage and expense related to Seller's right to sell the energy supply delivered.

Seller shall be deemed to be in control and possession of the power and responsible for any injury or damage caused thereby until the power is delivered to the delivery point(s). Once the power is delivered at the delivery point(s), Buyer shall be deemed to be in control and possession thereof and responsible for, and will indemnify Seller for, any injury or damage caused thereby.

12. **Representations and Warranties**: Each Party warrants and represents to the other that: (a) it is duly organized, validly operating and in good standing under the laws of jurisdiction of its formation; (b) it is authorized and qualified to do business in the jurisdictions necessary to perform under this Agreement; (c) the execution, delivery and performance of this Agreement are duly authorized and do not violate any governing documents or any contracts to which it is a party or any laws, rules or regulations applicable to it, and that each person who executes this Agreement on behalf of either Party represents and warrants that he or she has full and complete authority to do so and that such Party will be bound thereby; (d) there is no material event(s) or other agreement(s) which would impair that Party's right, authority or ability to execute this Agreement and otherwise consummate the transactions contemplated by this Agreement; and (e) it has knowledge and experience that enable it to evaluate the merits and risks associated with this Agreement. Further, the Parties acknowledge and agree that this Agreement and the Transactions entered into hereunder are one integrated contract and that each is a "forward contract' and that Seller is a "forward contract merchant" as those terms are defined in Section 101(25) and (26), respectively, of the U.S. Bankruptcy Code, as amended and that Seller is entitled to the right under, and protections afforded by, Sections 362, 546, 556 and 560 of the U.S. Bankruptcy Code, as amended, and that there is no limitation to the applicability of any other provision of the U.S. Bankruptcy Code as it applies to the rights and protections afforded to forward contract merchants and forward contracts.

13. **Effective Date/Termination:** This Base Contract shall be effective as of the date first hereinabove written and may be terminated on 30 days' prior written notice, but shall remain in effect until the expiration of the latest delivery period of any Transaction Confirmation(s). The rights of either Party pursuant to Section 8, the obligations to make payment hereunder, and the obligation of either Party to indemnify the other, pursuant hereto shall survive the termination of this Base Contract or any Transaction Confirmation.

14. **Governmental Regulation:** In the event any governmental authority prohibits Seller from entering into any transaction provided for in this Contract, or otherwise conditions such transaction in a form that is unacceptable in the sole judgment of Seller, then Seller may, in its discretion, immediately terminate this Agreement, without penalty or prejudice, upon written notice to Buyer.

15. **Original Contract Format:** The original executed Agreement may be photocopied or scanned and stored on computer tapes, disks, or software program (the "Imaged Contract"). The Imaged Contract, if introduced as evidence on paper, and all computer records of the foregoing, if introduced as evidence in printed format, in any judicial, arbitration, mediation, or administrative proceedings, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither Party shall object to the admissibility of the Imaged Contract, in photocopy or reprinted format of the Imaged Contract, on the basis that such was not originated or maintained in the documentary form under either the hearsay rule, the best evidence rule, or other rule of evidence.

16. **No Third Party Beneficiaries:** This Agreement is for the sole and exclusive benefit of the Parties hereto, and no third party will have any rights hereunder whatsoever. If the Buyer is represented by a third party in connection with the procurement or performance of this Agreement, unless otherwise expressly provided elsewhere in this Agreement, Seller will have no liability and Buyer will be fully responsible for any fee, commission or other compensation owing any such third party and will indemnify, defend and hold harmless Seller and its affiliates from any and all claims of any kind of any such third party arising from or relating to this Agreement.

17. **Change in Law:** If regulatory changes shift costs from the Default Utility, ISO, or RTO to seller or if costs shift from seller to Default utility, ISO or RTO, then such costs or benefits may be passed through to the buyer, from seller. If any laws, orders, decisions, or regulations are passed, modified, implemented or interpreted by judicial or regulatory order or legislative enactment, or if there is a change in rate class which applies to Buyers Facilities, which creates additional costs not currently included in the price or increases in the cost components of the Price ("Incremental Changes") then Seller may pass through such incremental charges to be paid by buyer in addition to the price and in accordance with the payment terms in this agreement.

18. **Load Change Information:** In order to assist seller in providing accurate expected usage information, buyer shall timely notify Seller of any anticipated material changes in its actual usage. Without limiting buyers obligation to such notice, buyer shall give seller at least thirty (30) days' notice ("notice of material load change") prior to removing a facility from service hereunder as a result of ceasing operations (closing of the facility to an unrelated third party) at such facility. Buyer shall be responsible for payment of any damages incurred by Seller, if any, as a result of any such load changes.

19. **Material Change in Capacity Tag:** Should the Buyers capacity obligation materially increase or decrease during the term of our agreement, Buyer may pass through such costs or benefits to seller.

20. **Clean Energy Standard Costs** – The cost to procure NYSERDA Renewable Energy Credits (RECs) or Alternative Compliance Payments (ACPs), and Zero Emission Credits (ZECs) as detailed in the Order Adopting a Clean Energy Standard filed by the NYS Public Service Commission. The rate charged reflects the Company's retail value for the wholesale costs the Company is mandated to purchase. In the event of a change in the New York State Mandated Clean Energy Standard, both Parties agree that this change will take effect immediately. These costs incurred by Seller will be either included in the agreed upon rate, or passed through without markup, as described on the Transaction Confirmation.

21. **FERC Order 745 Costs**- Customer's Agreement does not include any FERC Order 745 Costs associated with serving your Accounts. FERC Order 745 Costs are considered additional costs under this Agreement and are passed-through to the Customer at cost. Any modifications or conditions to the treatment of FERC Order 745 Costs under the ISO tariff or otherwise shall be deemed a change in law or change in cost of service as described within the Change in Law/Change in Cost of Service provision within this Agreement. "FERC Order

745 Costs" means any costs or charges imposed by the ISO or grid operator on load served by Supplier in complying with Federal Energy Regulatory Commission ("FERC") Order No. 745 18 CFR Part 35 (March 15, 2011) as may be modified, amended or suspended.

22. **Limitation of Liability:** The liability of Seller (including its affiliates) for any and all claims, counterclaims, demands, causes of action, disputes or controversies of any kind arising out of, or relating to, this Agreement or the relationship established by this Agreement, any provision hereof, the alleged breach hereof, or in any way relating to the subject matter of this Agreement, even though some or all of those Claims are extra-contractual in nature (any of the foregoing, a "Claim"), including any causes of action in contract, tort, strict liability or otherwise, and whether under federal law or state law, will not exceed Seller's expected profit under this Agreement for the twelve (12) consecutive months immediately preceding the date on which the cause of action arose and will be limited to direct actual damages only, subject in all cases to an affirmative obligation on the part of the Buyer to mitigate its damages. Notwithstanding any other provision of this Agreement, in no event will Seller be liable for any consequential, exemplary, special, incidental or punitive damages, including, without limitation, lost opportunities or lost profits. To the extent any damages required to be paid hereunder are liquidated, the Parties acknowledge that the damages are difficult or impossible to determine, or otherwise obtaining an adequate remedy is inconvenient and the damages calculated hereunder constitute a reasonable approximation of the harm or loss. This Section shall survive any termination or expiration of this Agreement.

23. **Confidentiality:** During the term of and for a period of one (1) year after termination of this Agreement, Seller and Buyer agree to maintain the confidentiality of the Agreement and each of the terms and conditions hereof, and Seller and Buyer agree not to divulge same to any third party without the express prior written consent of the other Party, except to the extent required by law, and provided that Seller may share such information with its affiliates which shall hold such information in confidence in accordance with the terms of this Section. If disclosure of such information is sought through process of a court, or a state or federal regulatory agency or other legal compulsion, the Party subject to such compulsion will notify the other Party immediately so as to afford such other Party the opportunity to oppose such disclosure or otherwise obtain a protective order or other relief as may be available. The Party subject to such compulsion will cooperate with the other Party in its attempts to obtain such protections. Buyer hereby explicitly authorizes Seller and its affiliates to disclose and use information Buyer supplies to Seller in connection with Seller's performance hereunder. Buyer further authorizes Seller to utilize Buyer's name for publicity and marketing purposes. This Section shall survive any termination or expiration of this Agreement.

24. **23. Miscellaneous:** This is the complete Base Contract between the parties and can only be amended in a writing signed by both Parties. This Base Contract shall be governed by and construed in accordance with New York law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. This Section shall survive termination or expiration of this Agreement.

In Witness Whereof, the parties hereto have caused this Base Contract to be executed by their respective officers thereunto duly authorized as of the day and year first written.

EnergyMark, LLC ("Seller")	**Bit.Management, LLC ("Buyer") / NYAM, LLC (Guarantor)**
By: Gary A Marchiori	By: [signature]
Printed Name: Gary A. Marchiori	Printed Name: Alec Amar
Title: President	Title: Manager
Date: 2/06/18	Date: 02/06/18

Notices to EnergyMark, LLC

EnergyMark, LLC

6653 Main St.
Williamsville, NY 14221
Phone: (716) 632-1800
Fax: (716) 632-1818

Payments to EnergyMark, LLC

SJE FBO EnergyMark, LLC

Lockbox # 2287, PO Box 8500
Philadelphia, PA 19178-2287
ABA # ACH-021200025 Wire-031201467
Account # 2000049272622

Notices and Confirmations to Buyer:

Address: 8527 Melrose Ave
West Hollywood, CA 90069
Attn: Brian Fleming
Phone: 213-215-2211
Fax:
Email: brian.fleming@nyamusa.com

EnergyMark, LLC
BUY LOCAL ENERGY

Transaction Confirmation

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated February 6th, 2018.
The terms of this Transaction Confirmation are binding unless disputed in writing within **2 Business Days** of receipt unless otherwise specified in the base contract.

SELLER	**BUYER**
EnergyMark, LLC 6653 Main Street Williamsville, NY 14221 Attn: Gary Marchiori, President Phone: (716) 632-1800 Fax: (716) 632-1818 Email: gmar@energymarkllc.com	Bit.Management, LLC / NYAM, LLC (Guarantor) 8527 Melrose Avenue West Hollywood, CA 90069 Attn: Brian Fleming Phone: (213) 215-2211 Fax: ( ) Email: Brian.Fleming@nyamusa.com
Delivery Period: Begin: March, 2018	End: February, 2020

Nature of Quantity Obligation: Firm

Fixed Quantities and Price: Account # 66799-53145 (1001 E. Delevan)

For all quantities used, the price Buyer shall pay Seller per kWh shall be the NYISO Zone-A Real-Time price plus [redacted]/kWh. Pricing is exclusive of Capacity, Ancillaries, Clean Energy Standard costs, Transmission Owner Transmission solutions (TOTS), and Unaccounted for Energy (UFE) and/or Distribution losses and will be passed through without mark-up.

Incremental Quantities & Price: Full Requirements

Delivery Point/Point of Sale: The Interconnect between the NYISO/RTO's transmission system and the applicable Utility's Distribution system.

Local Distribution Company: National Grid

Special Conditions:

Payment terms are net 10 days from date of invoice. Seller will debit the monthly invoice amount from Buyers designated bank account 10 business days after invoice is sent by email.

Buyer will provide adequate assurance of payment for electric supply, in cash or a security bond in a form acceptable to Seller, for 60 days of estimated electrical supply. The amount is based on actual and estimated electric usage.

Required Security of $[redacted] ($[redacted] less the initial $[redacted] cash deposit), in the form of a Surety Bond, is due from Buyer to Seller before April 1st 2018. 2% interest on cash security will be paid from Seller to Buyer.

For every 1MW increase in demand monthly, Buyer agrees to give additional $[redacted] in security to Seller within 10 days of request from Buyer.

For term fixed price electricity, a **mark to market security** will be established prior to execution of the fixed price electric supply. Security in the form of cash, a bank letter of credit, or Surety Bond in a form acceptable to Seller will be required.

If you continue to receive power supply from Seller after the term of your Contract, you will receive such power supply at the then applicable Variable Price. NYS Mandated Clean Energy Standard (CES) charges will be passed through at cost.

Cancellation Policy: The amount of such early termination fee, if applicable and assessed, for variable price contracts shall be $[redacted]/kWh multiplied by the remaining forecasted quantities. For Fixed price customers, please see section 4 of base sales agreement (cover).

SELLER: EnergyMark, LLC	**BUYER:** Bit.Management, LLC / NYAM, LLC (Guarantor)
By: Gary A Marchiori	By: [signature]
Name: Gary A. Marchiori	Name: Alec Amar
Title: President	Title: President
Date: 3-23-18	Date: 03/23/18

EnergyMark, LLC
3/23/2018 CC

EnergyMark, LLC
BUY LOCAL ENERGY

Transaction Confirmation

This Transaction Confirmation is subject to the Base Contract between Seller and Buyer dated February 6th 2018.

The terms of this Transaction Confirmation are binding unless disputed in writing within **2 Business Days** of receipt unless otherwise specified in the base contract.

SELLER	**BUYER**
EnergyMark, LLC	Bit Management LLC / NYAM, LLC (Guarantor)
6653 Main Street	8527 Melrose Ave
Williamsville, NY 14221	West Hollywood, CA 90069
Attn: Gary Marchiori, President	Attn: Brian Fleming
Phone: (716) 632-1800	Phone: (213) 215-2211
Fax: (716) 632-1818	Fax:
Email: gmar@energymarkllc.com	Email: brian.fleming@nyamusa.com

Delivery Period: Begin: June, 2018 End: May, 2019

Nature of Quantity Obligation: Firm

Fixed Quantities and Price: Account # 66799-53145 (1001 E. Delevan)

Month/Year	Quantities in MWh's
Jun-18	[redacted]
Jul-18	[redacted]
Aug-18	[redacted]
Sep-18	[redacted]
Oct-18	[redacted]
Nov-18	[redacted]
Dec-18	[redacted]
Jan-19	[redacted]
Feb-19	[redacted]
Mar-19	[redacted]
Apr-19	[redacted]
May-19	[redacted]

For the fixed quantities listed above, the price Buyer shall pay Seller shall be $[redacted]kWh. Pricing is inclusive of Energy, Capacity, Ancillaries, Transmission Owners Transmission Solutions (TOTS), Unaccounted for Energy (UFE), Distribution losses, Clean Energy Standard (REC's & ZEC's) costs, and Energy Adder.

Incremental Quantities & Price: For all additional quantities required by buyer, greater than the fixed quantities listed above in combination with any other nominated quantities, the price for such additional purchases shall be calculated hourly Using the NYISO Zone A Real-Time LBMP + $[redacted]kWh. Capacity, Ancillaries, and Losses/UFE will be passed through, Without mark-up. For quantities bought back by Seller, from Buyer, due to the fixed quantities being greater than the Seller's monthly usage, the price for such buyback quantities will be calculated by EnergyMark in its reasonable discretion.

Delivery Point/Point of Sale: The Interconnect between the NYISO/RTO's transmission system and the applicable Utility's Distribution system.

Local Distribution Company: National Grid (Zone A – West)

Special Conditions: If you continue to receive power supply from Seller after the term of your Contract, you will receive such power supply at the then applicable Variable Price.

Cancellation Policy: The amount of such early termination fee, if applicable and assessed, for variable price contracts shall be $[redacted]kWh multiplied by the remaining forecasted quantities. For Fixed price customers, please see section 4 of base sales agreement (cover).

SELLER: EnergyMark, LLC	**BUYER:** Bit Management LLC / NYAM, LLC (Guarantor)
By: Gary A Marchiori	By: [signature]
Name: Gary A. Marchiori	Name: Alec Amar
Title: President	Title: Managing Partner
Date: 05/23/18	Date: 05/23/18

EnergyMark, LLC
5/23/2018 CC